N-SAR Attachment:
N-SAR Filing:		Little Harbor MultiStrategy Composite Fund 3.31.15
 (2015-03-31Annual)
Registrant Name:	Little Harbor MultiStrategy Composite Fund
Registrant File No.:	811-22891

Item 77Q1:	On January 22, 2015, all of the 500 outstanding shares of
 Little Harbor MultiStrategy Composite Fund approved, by written consent, the Sub-Advisory Agreements among Little Harbor Advisors, LLC, Little Harbor
MultiStrategy Composite Fund and each of Hadron Capital, LLP and Zadig Gestion S.A.